                                                                    Exhibit 99.1

                              FOR IMMEDIATE RELEASE

For Further Information, Contact
Brian Arsenault, SVP, Corporate Communications
207 761-8517

                   BANKNORTH BOARD APPROVES QUARTERLY DIVIDEND
                       AUTHORIZES SHARE REPURCHASE PROGRAM

Portland, Maine, January 23, 2001 -- Banknorth Group, Inc. (NASDAQ: BKNG) announced today that its Board of Directors has approved a quarterly dividend of 13 cents per share based on fourth quarter 2000 earnings announced earlier today. The Directors also authorized the repurchase of up to 8 million shares, or approximately 3 percent, of the Company's common stock.

The quarterly dividend rate represents an increase of 4 percent over the dividend paid for the previous quarter. The dividend will be paid on February 12, 2001 to shareholders of record on February 2, 2001.

Under the repurchase program, shares will be repurchased from time to time in open market transactions as, in the judgement of management, market conditions warrant. The Company repurchased approximately 4.6 million shares of its common stock at a weighted average price of $18.19 per share during the fourth quarter ended December 31, 2000.

"We want to always work in the interest of our shareholders," said William J. Ryan, Chairman, President and Chief Executive Officer. "By maintaining a dividend payout ratio in the 30 percent range and repurchasing shares when feasible, we seek to create shareholder value."

Banknorth Group, Inc., headquartered in Portland, Maine, is one of the country's 50 largest commercial banking companies with $18.2 billion in assets. The Company operates banking subsidiaries in Maine, Peoples Heritage Bank, NA, in New Hampshire, Bank of New Hampshire, NA, in Massachusetts, First Massachusetts Bank, NA, in Vermont, The Howard Bank, NA, Franklin Lamoille Bank, NA and First Vermont Bank, NA, and New York, Evergreen Bank, NA. In north central Connecticut, the Company's banking presence is GBT, a division of First Massachusetts Bank, NA.

The Company also operates a variety of insurance agencies in New England as subsidiaries of Morse, Payson & Noyes, Insurance, its lead agency, a money management firm, The Stratevest Group, NA, an investment subsidiary, Heritage Investment Planning Services, and a leasing company, Banknorth Leasing. Other subsidiaries and divisions provide services in mortgage banking, asset based lending, private banking, merchant card services and other financial services.